ITEM 4. FINANCIAL STATEMENTS

A. The following financial statements were prepared in accordance with:

☒ U.S. GAAP
☐ IFRS

B. The financial statements for this reporting period were prepared by (name of individual):

Name: Robin W Hunt
Title: Bookkeeper
Relationship to Issuer: Contract Services

SANTO MINING CORP.
d/b/a SANTO BLOCKCHAIN LABS CORP.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SANTO MINING CORP.
d/b/a SANTO BLOCKCHAIN LABS CORP.
Consolidated Balance Sheets
(Unaudited)

		December 31, 2020		December 31, 2019
ASSETS				
Current Assets				
Cash and cash equivalents	$	355	$	26,671
Total Current Assets		355		26,671
Property, plant and equipment, net of accumulated				
Depreciation of ($11,322) and ($5,661), respectively		5,661		11,322
Intangible assets, net of accumulated				
Amortization of $0 and $0, respectively		260,000		260,000
Deposits		4,200		4,200
TOTAL ASSETS	**$**	**270,216**	**$**	**302,193**
LIABILITIES AND STOCKHOLDERS' DEFICIT				
Current Liabilities				
Accounts payable and accrued expenses		40,443		27,999
Accrued compensation		883,400		750,000
Accrued interest		315,453		226,401
Convertible note payable, net of discount of $0 and ($29,861), respectively		683,180		687,319
Note payable, related party		20,973		5,695
Derivative liability		1,278,936		922,408
Total Current Liabilities		3,222,385		2,619,822
TOTAL LIABILITIES		3,222,385		2,619,822
Stockholders' Deficit				
Preferred stock Series A: 500,000,000 shares authorized; $0.001 par value 150,000,000 and 150,000,000 shares issued and outstanding, respectively		150,000		150,000
Common stock: 20,000,000,000 authorized; $0.00001 par value 9,326,965,016 and 8,626,965,016 shares issued and outstanding, respectively		93,270		86,270
Additional paid-in capital		2,672,477		2,644,477
Accumulated deficit		(5,867,916)		(5,198,376)
Total Stockholders' Deficit		(2,952,169)		(2,317,629)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	**$**	**270,216**	**$**	**302,193**

The accompanying notes are an integral part of these unaudited financial statements

SANTO MINING CORP.
d/b/a SANTO BLOCKCHAIN LABS CORP.
Consolidated Statements of Operations
(Unaudited)

	For the Years Ended December 31,	
	2020	**2019**
Revenues	$ 83,404	$ 5,000
Operating Expenses		
Professional fees	13,519	9,333
Selling, general and administrative expense	252,798	218,201
Rent expense	4,526	25,733
Depreciation and amortization	5,660	5,660
Total operating expenses	276,503	258,927
Net loss from operations	(193,099)	(253,927)
Other income (expense)		
Interest expense	(90,052)	91,457
Interest expense related to derivative liability	(29,861)	(60,139)
Gain on extinguishment of debt	---	38,399
Change in derivative	(356,528)	378,152
Income taxes	---	---
Net income (loss)	**$ (669,540)**	**$ 193,942**
Basic and diluted loss per share	$ (0.00)	$ 0.00
Weighted average number of shares outstanding	8,672,992,413	8,591,666,773

The accompanying notes are an integral part of these unaudited financial statements

SANTO MINING CORP.
d/b/a SANTO BLOCKCHAIN LABS CORP.
Consolidated Statement of Stockholders' Deficit
For the Period Ended December 31, 2020
(Unaudited)

	Preferred Stock		Common Stock		Additional Paid in	Accumulated	
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2018	150,000,000	$ 150,000	8,412,234,038	$ 84,122	$ 2,699,583	$ (5,392,318)	$ (2,458,613)
Shares issued for debt conversion	----	----	214,703,978	2,147	8,589		10,736
Paid-in capital derivative liability	----	----	----	---	(63,695)		(63,695)
Net income						193,942	193,942
Balance, December 31, 2019	150,000,000	$ 150,000	8,626,965,016	$ 86,270	$ 2,644,477	$ (5,198,376)	$ (2,317,629)
Shares issued for debt conversion	----	----	700,000,000	7,000	28,000		35,000
Net income						(669,540)	(669,540)
Balance, December 31, 2020	150,000,000	$ 150,000	9,326,965,016	$ 93,270	$ 2,672,477	$ (5,867,916)	$ (2,952,169)

The accompanying notes are an integral part of these unaudited financial statements

SANTO MINING CORP.
d/b/a SANTO BLOCKCHAIN LABS CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Years Ended December 31, 2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:		
Net income (loss)	$ (669,540)	$ 193,942
Adjustment to reconcile net loss to net cash provided in operations:		
Change in fair market value of derivatives	356,528	378,152
Amortization of debt discount	29,861	(60,139)
Depreciation and amortization	5,661	5,661
Gain on extinguishment of debt	---	38,399
Change in assets and liabilities:		
Other current assets	---	11,083
Accounts payable and accrued expenses	12,444	(29,066)
Accrued compensation	133,400	141,868
Accrued interest	89,052	(92,194)
Deposits	---	(4,200)
Net Cash (used in) provided by operating activities	(42,594)	583,506
CASH FLOWS FROM INVESTING ACTIVITIES:		
Unrealized gain (loss) on assets held for sale	---	5,900
Property, plant and equipment	---	(16,983)
Unrealized gain (loss) on assets held for sale	---	(260,000)
Net Cash Used in investing activates	---	(271,083)
CASH FLOWS FROM FINANCING ACTIVITIES:		
Proceeds (payments) all non-related notes payable	---	91,250
Proceeds (payments) notes payable, related party	15,278	5,695
Adjustments made to convertible notes payable	---	(424,425)
Proceeds from equity issuance	35,000	---
Stock issued to reduce debt	(34,000)	10,737
Net Cash provided by financing activates	16,278	(316,743)
Net change in cash and cash equivalents	(26,316)	(4,320)
Cash and cash equivalents Beginning of period	26,671	30,991
Cash and cash equivalents End of period	$ 355	$ 26,671
Supplemental cash flow information		
Cash paid for interest	$ ----	$ ----
Cash paid for taxes	$ ----	$ ----

The accompanying notes are an integral part of these unaudited financial statements

NOTE 1- NATURE OF OPERATIONS

Corporate History

The Company was incorporated in the State of Nevada on July 8, 2009 as Santa Pita Corp to operate an internet portal for dentists and patients to access dental information, as well as a teeth-whitening business.

On July 30, 2012 the Company redirected its focus toward precious metal exploration and mining. Mineral exploration began with a mineral claim acquisition agreement (the "Acquisition Agreement"), with GEXPLO, SRL (the "Vendor") and the Company, whereby the Company agreed to acquire from the Vendor a one hundred percent (100%) interest in a claim ("the Claim") located in the Dominican Republic. The owner of the Vendor, Alain French, became President, Chief Executive Officer, Secretary, Treasurer and Director on the acquisition closing date. The Company was renamed Santo Mining Corp.

The Company is a vertically integrated blockchain and cryptocurrency company that manages, operates, and develops end-to-end "BaaS" Blockchain-as-a-Service, similar to software-as-a-service, blockchain as a service lets businesses get applications up and running with minimal hassle. This allows higher agility and quicker blockchain adoption. Blockchain applications are becoming more and more desirable, but they can be challenging to set up for smaller businesses or organizations with limited IT resources. A blockchain-as-a-service provider can provide professional assistance in addition to their hosting services. Additionally, the Company develops solutions such as smart digital contracts, non-fungible tokens NFTs, digital to physical assets tokenization, eXetended reality, and IoT internet of things for everyday life.

The Company also has developed a series of digital collectibles NFTs on the Cardano ecosystem "https://cardanoscan.io/tokenPolicy/9eac2b2c17009849eb27ef87c0cdf422e187e0a4aec924fd64180f58" named SKULLYS® https://skullys.io/. The Company also operates the only Cardano proof of stake platform that rewards delegators with SKULLYS® NFTs https://skullus.io ADAPOOL Ticker: (SANP) SKULLYS® ADA Network Pool and provides cryptocurrency staking service to potential Cardano (ADA) delegators.

The Company also has three subsidiaries Cathay International LLC, a Florida corporation specializing in administration, logistics, and an Asian to USA interoperability. The second subsidiary is Santo Blockchain Labs Corp. a Wyoming corporation leveraging the blockchain and crypto-asset states laws of the State of Wyoming. The third subsidiary is SAITEC Technology & Development Joint Stock Company https://www.saitec.dev/ in Ho Chi Minh City, VietNam, where currently it has a team of 15 software engineers for various outsourcing services and its in-house projects. VietNam is currently known as the Silicon Valley of South Asia.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GOING CONCERN

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating cost and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan to obtain such resources for the Company include, obtaining capital from management and significant stockholders sufficient to meet its minimal operating expenses. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company. In addition, profitability will ultimately depend upon the level of revenues received from business operations. However, there is no assurance that the Company will attain profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany accounts and transactions have been eliminated.

BASIS OF PRESENTATION AND USE OF ESTIMATES

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION OF PRIOR PERIOD PRESENTATION

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

FISCAL YEAR END

The Company elected December 31, as its fiscal year ending date.

USE OF ESTIMATES

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of Nine months or less at the date of acquisition to be cash equivalents. Cash and cash equivalents at December 31, 2020 and December 31, 2019 were $355 and $26,671, respectively.

CASH FLOWS REPORTING

The Company follows ASC 230, Statement of Cash Flows, for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by ASC 230, Statement of Cash Flows, to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period.

RELATED PARTIES

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

REVENUE RECOGNITION

The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met:

- persuasive evidence of an arrangement exists
- the product has been shipped or the services have been rendered to the customer
- the sales price is fixed or determinable
- collectability is reasonably assured.

The Company’s revenue is primarily generated through 3 revenue channels which include travel related business, consulting business and trading business.

CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities, accounts receivable and restricted cash. The Company limits its exposure to credit loss by placing its cash and cash equivalents with high credit-quality financial institutions in bank deposits, money market funds, U.S. government securities and other investment grade debt securities that have strong credit ratings. The Company has established guidelines relative to diversification of its cash and marketable securities and their maturities that are intended to secure safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates and changes in the Company's operations and financial position. Although the Company may deposit its cash and cash equivalents with multiple financial institutions, its deposits, at times, may exceed federally insured limits.

FINANCIAL INSTRUMENTS

The Company's balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, *Fair Value Measurements and Disclosures*, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity's own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

- Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities
- Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
- Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2020. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.

PROPERTY, PLANT AND EQUIPMENT

Furniture and equipment are stated at cost. Depreciation is computed by the straight-line method over estimated useful lives. Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment at least Annual or whenever facts and circumstances indicate that the carrying value may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. If the carrying amount of the long-lived asset is not recoverable, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset. The Company recognized impairment losses of $0 and $0 for the periods ending December 31, 2020 and December 31, 2019, respectively.

INTANGIBLE ASSETS

The Company has applied the provisions of ASC topic 350 – Intangible – goodwill and other, in accounting for its intangible assets. Intangible assets are being amortized on a straight-line method on the basis of a useful life of 5 to 17 years. The balance at December 31, 2020 and December 31, 2019 was $260,000 and $260,000, respectively.

		December 31, 2020		December 31, 2019
Intellectual property	$	260,000	$	260,000
Less: Accumulated amortization and impairment		----		----
Totals	$	260,000	$	260,000

IMPAIRMENT OF LONG- LIVED ASSETS

The Company reviews and evaluates long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The assets are subject to impairment consideration under FASB ASC 360-10-35-17 if events or circumstances indicate that their carrying amount might not be recoverable. When the Company determines that an impairment analysis should be done, the analysis will be performed using the rules of FASB ASC 930-360-35, Asset Impairment, and 360-0 through 15-5, Impairment or Disposal of Long- Lived Assets.

DERIVATIVE LIABILITIES

Derivative liabilities include the fair value of instruments such as common stock warrants, preferred stock warrants and convertible features of notes, that are initially recorded at fair value and are required to be re-measured to fair value at each reporting period under provisions of ASC 480, *Distinguishing Liabilities from Equity,* or ASC 815, *Derivatives and Hedging*. The change in fair value of the instruments is recognized as a component of other income (expense) in the Company's statements of operations until the instruments settle, expire or are no longer classified as derivative liabilities. The Company estimates the fair value of these instruments using the Black-Scholes pricing model. The significant assumptions used in estimating the fair value include the exercise price, volatility of the stock underlying the instrument, risk-free interest rate, estimated fair value of the stock underlying the instrument and the estimated life of the instrument.

DEFERRED INCOME TAXES AND VALUATION ALLOWANCE

The Company accounts for income taxes under FASB ASC 740 "Income Taxes." Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the year the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

NET INCOME (LOSS) PER COMMON SHARE

Net income (loss) per share is calculated in accordance with FASB ASC 260, "Earnings Per Share." The weighted-average number of common shares outstanding during each year is used to compute basic earning or loss per share. Diluted earnings or loss per share is computed using the weighted average number of shares and diluted potential common shares outstanding. Dilutive potential common shares are additional common shares assumed to be exercised.

Basic net income (loss) per common share is based on the weighted average number of shares of common stock outstanding at December 31, 2020 and at December 31, 2019. At December 31, 2020 and December 31, 2019, the Company had no dilutive potential common shares.

COMMITMENTS AND CONTINGENCIES

The Company follows ASC 450-20, Loss Contingencies, to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no known commitments or contingencies as of December 31, 2020 and December 31, 2019.

RECENT ACCOUNTING PRONOUNCEMENTS

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the *FASB Accounting Standards Codification*™ ("ASC") is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company. Management has reviewed the aforementioned rules and releases and believes any effect will not have a material impact on the Company's present or future financial statements.

We have reviewed the FASB issued Accounting Standards Update ("ASU") accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation's reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

NOTE 3: PROPERTY, PLANT AND EQUIPMENT

The Company has capitalized costs for equipment as follows:

	December 31, 2020		December 31, 2019	
Property, plant and equipment	$	16,983	$	16,983
Accumulated depreciation		11,322		5,661
Property, plant and equipment, net accumulated depreciation	$	5,661	$	11,322

Depreciation expense for the years ended December 31, 2020 and 2019 was $5,660, and $5,660, respectively. An accounting adjustment was made for the consolidation of property, plant and equipment.

NOTE 4 – INTANGIBLE PROPERTY

During the period ending December 31, 2020, the Company acquired the rights to and further developed the Intellectual Property below:

- SKULLYS®
- DNATags®

The Company recorded the property and intangibles as an intangible asset. The valuation of the properties was booked at Fair Market Value. The Company has secured domain names for future development. The value for the following domains have not been recorded as of December 31, 2020.

Internet Domain Names

Domain		Value	Domain		Value
69block.art	$	100.00	otctokens.pro	$	100.00
adawerks.com	$	1,130.00	otctokens.shop	$	100.00
agmscorp.com	$	1,360.00	otctokens.site	$	100.00
blockauto.app	$	100.00	otctokens.space	$	100.00
cathay.asia	$	100.00	otctokens.store	$	100.00
crypton3.com	$	1,230.00	otctokens.tech	$	100.00
crypton3.dev	$	100.00	otctokens.today	$	100.00
dividenz.com	$	1,280.00	otctokens.trade	$	100.00
dividenz.io	$	100.00	otctokens.us	$	100.00
dnatags.app	$	100.00	otctokens.vip	$	100.00

Domain	Value	Domain	Value
otctoken.co	$ 500.00	otctokens.website	$ 100.00
otctoken.net	$ 1,005.00	otctokens.world	$ 100.00
otctokens.app	$ 100.00	otctokens.xyz	$ 100.00
otctokens.asia	$ 100.00	otctokens.zone	$ 100.00
otctokens.biz	$ 100.00	pixa.art	$ 750.00
otctokens.blog	$ 100.00	pixa.gallery	$ 750.00
otctokens.capital	$ 100.00	saitec.dev	$ 100.00
otctokens.cash	$ 100.00	sanp.us	$ 100.00
otctokens.cloud	$ 100.00	santoblockchain.com	$ 995.00
otctokens.club	$ 100.00	santopool.com	$ 1,100.00
otctokens.co	$ 100.00	skullys.io	$ 1,100.00
otctokens.earth	$ 100.00	vietada.com	$ 1,300.00
otctokens.exchange	$ 100.00	xrnft.app	$ 100.00
otctokens.fun	$ 100.00	xrnft.biz	$ 100.00
otctokens.fund	$ 100.00	xrnft.cc	$ 100.00
otctokens.info	$ 100.00	xrnft.co	$ 100.00
otctokens.international	$ 100.00	xrnft.gallery	$ 100.00
otctokens.io	$ 1,200.00	xrnft.info	$ 100.00
otctokens.life	$ 100.00	xrnft.io	$ 100.00
otctokens.live	$ 100.00	xrnft.net	$ 100.00
otctokens.me	$ 100.00	xrnft.org	$ 100.00
otctokens.mobi	$ 100.00	xrnft.shop	$ 100.00
otctokens.net	$ 500.00	xrnft.site	$ 100.00
otctokens.network	$ 100.00	xrnft.tech	$ 100.00
otctokens.online	$ 100.00	xrnfts.io	$ 100.00
otctokens.org	$ 750.00		
Totals			$ 20,550.00

NOTE 5 – CONVERTIBLE NOTES PAYABLE

The following table represents the convertible notes payable at December 31, 2020

Date of Note Issuance	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019	Maturity Date	Conversion Terms	Name of Noteholder
2/6/2014	90,000	90,000	2/6/2015	Lowest of 20% of the three day average price prior to conversion	Hanover, Joshua Sason, Manager
4/4/2014	37,930	40,000	4/4/2015	Lowest of 50% of the lowest bid price over the past 20 trading days prior to conversion	LG Capital Partners, David Smith, President
10/23/2014	24,000	24,000	10/23/2015	Lowest of 50% of the lowest bid price over the past 20 trading days prior to conversion	LG Capital Partners, David Smith, President

Date of Note Issuance	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019	Maturity Date	Conversion Terms	Name of Noteholder
1/20/2017	4,000	4,000	7/20/2017	Lowest of 75% of issuance day price or 60% lowest bid price in 30 days prior to conversion	Joseph Canouse
2/14/17	3,500	3,500	8/14/17	Lowest of 75% of issuance day price or 60% lowest bid price in 30 days prior to conversion	Joseph Canouse
3/20/17	10,000	10,000	9/14/17	Lowest of 75% of issuance day price or 60% lowest bid price in 30 days prior to conversion	Machiavelli LTD, LLC, Joseph Canouse, Manager
6/2/17	10,000	10,000	12/2/17	Lowest of 75% of issuance day price or 60% lowest bid price in 30 days prior to conversion	Machiavelli LTD, LLC, Joseph Canouse, Manager
6/20/17	10,000	10,000	12/20/17	Lowest of 75% of issuance day price or 60% lowest bid price in 30 days prior to conversion	Machiavelli LTD, LLC, Joseph Canouse, Manager
8/22/17	5,000	5,000	2/22/18	Lowest of 75% of issuance day price or 60% lowest bid price in 30 days prior to conversion	Machiavelli LTD, LLC, Joseph Canouse, Manager
9/21/17	20,000	20,000	3/21/18	Lowest of 75% of issuance day price or 60% lowest bid price in 30 days prior to conversion	Carpathia, LLC, Manager Joseph Canouse
10/10/17	20,000	20,000	10/10/18	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
10/19/17	---	34,000	4/19/18	Lowest of 75% of issuance day price or 60% lowest bid price in 30 days prior to conversion	Carpathia, LLC, Manager Joseph Canouse
12/1/17	20,000	20,000	12/31/18	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
12/29/17	20,000	20,000	6/30/18	Lowest of $.0003 or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
1/1/18	20,000	20,000	1/31/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
1/22/18	22,000	22,000	7/22/18	Lowest of 75% of issuance day price or 60% lowest bid price in 30 days prior to conversion	Carpathia, LLC, Manager Joseph Canouse
2/1/18	20,000	20,000	2/28/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
3/1/18	20,000	20,000	3/31/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
4/1/18	20,000	20,000	4/30/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
5/1/18	20,000	20,000	5/31/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
6/1/18	20,000	20,000	6/30/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
7/1/18	20,000	20,000	7/30/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
8/1/18	20,000	20,000	8/31/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
8/17/18	15,000	15,000	8/17/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Carpathia, LLC, Manager Joseph Canouse

Date of Note Issuance	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019	Maturity Date	Conversion Terms	Name of Noteholder
8/20/18	5,500	5,500	8/20/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
8/21/18	5,000	5,000	8/21/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Carpathia, LLC, Manager Joseph Canouse
9/1/18	20,000	20,000	9/30/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
10/1/18	20,000	20,000	9/31/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
10/11/18	5,000	5,000	10/11/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Carpathia, LLC, Manager Joseph Canouse
10/12/18	5,000	5,000	10/12/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
11/1/18	20,000	20,000	10/31/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
11/16/18	5,000	5,000	11/15/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Carpathia, LLC, Manager Joseph Canouse
11/20/18	5,000	5,000	11/19/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
12/1/18	20,000	20,000	11/30/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
12/11/18	5,000	5,000	12/10/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Carpathia, LLC, Manager Joseph Canouse
12/12/18	5,000	5,000	12/11/19	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	Oscaleta Partners, LLC, Narine Persaud, Manager
1/7/19	5,000	5,000	1/7/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey, LLC, Joseph Canouse, Manager
1/1/19	5,000	5,000	1/10/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey, LLC, Joseph Canouse, Manager
2/6/19	5,000	5,000	2/6/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey, LLC, Joseph Canouse, Manager
2/11/19	5,000	5,000	2/11/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey, LLC, Joseph Canouse, Manager
4/9/19	5,000	5,000	4/9/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey, LLC, Joseph Canouse, Manager
4/17/19	5,000	5,000	4/17/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey, LLC, Joseph Canouse, Manager
5/1/19	5,000	5,000	5/1/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey, LLC, Joseph Canouse, Manager
5/8/19	5,000	5,000	5/8/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey, LLC, Joseph Canouse, Manager
6/5/19	5,000	5,000	6/5/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey, LLC, Joseph Canouse, Manager

Date of Note Issuance	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019	Maturity Date	Conversion Terms	Name of Noteholder
7/31/19	5,000	5,000	7/31/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey, LLC, Joseph Canouse, Manager
10/21/19	5,000	5,000	10/21/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey, LLC, Joseph Canouse, Manager
11/10/19	30,000	30,000	11/10/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey, LLC, Joseph Canouse, Manager
11/13/19	6,250	6,250	11/13/20	Lowest of 75% of issuance day price or 50% lowest bid price in 30 days prior to conversion	JP Carey, LLC, Joseph Canouse, Manager
Totals	**$ 683,180**	**$ 717,180**			

NOTE 6 – ACCRUED INTEREST

The Company's accrued interest consisted of the following:

		December 31, 2020		December 31, 2019
Carpathia, LLC	$	38,861	$	26,036
Hanover		99,863		83,619
Joseph Canouse		2,957		2,205
JP Carey, LLC		16,217		5,237
LG Capital Partners		40,822		34,613
Machiavelli LTD, LLC		15,102		10,890
Oscaleta Partners, LLC		101,631		63,065
Total Accrued Interest	$	315,453	$	225,665

NOTE 7 - RELATED PARTY TRANSACTIONS

EMPLOYMENT and BOARD OF DIRECTOR AGREEMENTS

The Company has employment and board of director agreements with its key employees, the controlling shareholders, who are its officers and directors of the Company.

- **Mr. Frank J. Yglesias**
  Employment Agreement: Five (5) year contract, annual salary of $150,000.

Amounts included in accruals represent amounts due to the officers and directors for corporate obligations under the abovementioned agreements. Payments on behalf of the Company and accruals made under contractual obligation are accrued. As of December 31, 2020, and December 31, 2019 accrued expenses were $883,400 and $750,000, respectively.

NOTE PAYABLE

In support of the Company's efforts and cash requirements, it has relied on advances from the Chief Executive Officer s until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support. All advances made in support of the Company are formalized by demand notes, at a 0.00% annual interest rate.

For the years ended December 31, 2020 and the year ended December 31, 2019 our Chief Executive Officer, Mr. Frank Yglesias has loaned the company $20,973 and $5,695, respectively for operations.

NOTE 8- STOCKHOLDERS' DEFICIENCY

On May 22, 2017, the Company increased the authorized number of shares of common stock to 9 billion shares. On April 29, 2018, the Company filed to increase that amount to 20 billion shares. All amendments were filed with the Secretary of State for the State of Florida.

On December 7, 2020, the Company issued 700,000,000 shares of common to Carpathia, LLC for settlement of its convertible note payable dated October 19, 2017, in the amount of principal and interest of $35,000 or $0.00005 per share. The shares were issued at a discount to the market. Fair Market Value on December 7, 2020 was $0.0003.

At December 31, 2020 and December 31, 2019, there are 9,326,965,016 and 8,626,965,016 shares of Common stock par value $0.00001, outstanding, respectively.

At December 31, 2020 and December 31, 2019 there are 500,000,000 shares authorized of Preferred "A" Stock, par or stated value: $0.001. Total Shares Issued & Outstanding: 150,000,000

Mr. Franjosé Yglesias 150,000,000
Preferred "A" Stock has Voting Right Conversion Rate 1 X 1,000

Please refer to **Item 3. Issuance history, Changes to the Number of Outstanding Shares** for issuances of all shares over the prior two-year period.

NOTE 9- COMMITMENTS AND CONTINGENCIES

From time to time the Company may be a party to litigation matters involving claims against the Company. Management believes that there are no current matters that would have a material effect on the Company's financial position or results of operations.

NOTE 10- SUBSEQUENT EVENTS

In accordance with ASC 855-10, the company has analyzed its operations subsequent to December 31, 2020, through the date these financial statements were issued (date of filing with the OTC Markets) and has determined that it does not have any material subsequent events to disclose in these financial statements other than the events discussed below.

- On January 25, 2021 the Company entered into a software agreement with DNABrands, Inc. in which the Company sold 60% of DNATags® for $40,000USD and the Company will keep ownership of 40% of the IP rights of DNATags®
- On April 14, 2021 the Company entered into a letter of intent to develop NFTs for Friendables, Inc. platform called FanPass
- On June 4, 2021, the Company entered into a settlement agreement with Oscaleta Partners LLC to extinguish all or parts of the convertible debt held by Oscaleta Partners LLC. The debt will be extinguished with cash and conversion of debt into shares of the Company's common stock.